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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
(Name of Registrant as Specified In Its Charter)

CAPITAL RETURNS MASTER, LTD. CAPITAL RETURNS MANAGEMENT, LLC THE CAPITAL RETURNS 2016 FAMILY TRUST RONALD D. BOBMAN DAVID W. MICHELSON
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Capital Returns Master, Ltd., a Cayman Islands exempted company, together with the other participants named herein (collectively, “Capital Returns”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission in connection with the 2022 annual general meeting of shareholders (the “Annual General Meeting”) of Argo Group International Holdings, Ltd., a Bermuda exempted company limited by shares (the “Company”), to be used to solicit votes for the election of Capital Returns’ slate of highly qualified nominees at the Annual General Meeting.

On November 1, 2022, Capital Returns issued the following press release and open letter to shareholders of the Company:

Capital Returns Urges Shareholders to Vote for Change at Argo Group’s 2022 Annual General Meeting by Electing Its Two Highly Qualified Candidates

Files Definitive Proxy Statement and Sends Letter to Argo Group Shareholders

Encourages Shareholders to Vote to Elect Capital Returns’ Candidates Bobman and Michelson

NEW YORK, November 1, 2022 /PRNewswire/ -- Capital Returns Management, LLC (together with its affiliates, “Capital Returns,” “we” or “us”), one of the largest shareholders among actively managed funds of Argo Group International Holdings, Ltd. (“Argo” or the “Company”) (NYSE: ARGO), today announced that it has filed its definitive proxy statement, including a WHITE proxy card, with the Securities and Exchange Commission in connection with the Company’s 2022 Annual General Meeting of Shareholders, which will be held on December 15, 2022.

Capital Returns also sent a letter to its fellow shareholders explaining why it believes urgent change is needed at Argo and highlighting the steps it believes the Company must take to maximize value for shareholders. Argo has lost more than 64% of its value over the last three years, erasing more than $1.5 billion of shareholder value.

Capital Returns believes the current Board of Directors (the “Board”) and executive management team have demonstrated they are incapable of creating value for Argo shareholders. It has become clear to us that new, qualified directors are required to ask hard questions and push Argo in the right direction.

Capital Returns has nominated Ronald D. Bobman and David W. Michelson, two experienced insurance industry experts that Capital Returns believes can help the Board and shareholders.

Capital Returns believes that two directors in particular – Bernard Bailey and Al-Noor Ramji – should be replaced. These directors have served on the Board during a period of value destruction. Capital Returns believes that if shareholders sit idle and allow these directors to continue to serve alongside the other incumbent directors, there is no reason to expect any different outcome going forward. Replacing these two directors (one whom, by the Company’s own admission, entirely lacks industry knowledge and the other a technologist) with new directors that have extensive and relevant insurance expertise is in order.

If elected, Capital Returns’ candidates will exercise their best judgment and work with the remaining directors to maximize the value of Argo. It is hard for us to imagine how such a change could possibly harm shareholders, and there is a significant likelihood that the addition of objective, experienced directors can significantly help Argo’s underperformance and suboptimal and poorly executed strategy.

Capital Returns urges shareholders to support its call for change at Argo by voting to elect its two highly qualified candidates, Messrs. Bobman and Michelson, at the 2022 Annual General Meeting of Shareholders, and to not vote for Messrs. Ramji and Bailey.

The full text of the letter is below:

November 1, 2022

Dear Fellow Argo Group Shareholders,

I am writing today to encourage you to vote for modest but important change in the Board of Directors (the “Board”) of Argo Group International Holdings, Ltd. (“Argo” or the “Company”).

Capital Returns Management, LLC (together with its affiliates, “Capital Returns,” “we” or “us”) has owned Argo stock for years and first started researching and following the Company and its predecessors almost 20 years ago in 2003. It is undeniable that Argo has destroyed value for shareholders despite having a strong leadership position in the U.S. specialty insurance market. It is equally undeniable, in our view, that the value destruction is the result of poor oversight and bad decision-making by the Board and executive management team. In the last three years, Argo has destroyed 64% of the Company’s market value totaling more than $1.5 billion.1 In our view, it is clearly time for change.

At this year’s annual meeting, we urge you to support our two nominees, Ronald Bobman and David Michelson, and five of the seven directors nominated by the Company (all except for Bernard Bailey and Al-Noor Ramji). We believe swapping out directors Bailey and Ramji – neither of whom appears to possess meaningful or relevant insurance expertise – for two experienced, objective insurance industry experts will improve the Board and enhance its ability to execute well on its responsibilities. If elected, our nominees will work constructively and collaboratively with the incumbent directors on behalf of all shareholders.

Argo Has Underperformed

Argo has a long track record of destroying shareholder value. The Company has destroyed value and underperformed its peers and the applicable indices over every relevant measurement period:

	Total Shareholder Return
	1 Year	3 Year	5 Year	Since Announcement of Strategic Review

Argo Group International Holdings Ltd.	(57%)	(64%)	(53%)	(45%)

vs. Russell 2000	(33%)	(81%)	(77%)	(36%)
vs. S&P Mid Cap 400 Insurance Index	(62%)	(84%)	(108%)	(48%)
vs. S&P Insurance Select Industry Index	(53%)	(83%)	(94%)	(42%)
vs. Proxy Peers	(56%)	(52%)	(58%)	(37%)
vs. Specialty Insurance Peers	(64%)	(96%)	(150%)	(42%)

1 Source: FactSet. Data as of October 21, 2022. Refers to three-year total shareholder return.

Source: FactSet. Data as of October 21, 2022. “Proxy Peers” include: Arch Capital Group, AXIS Capital Holdings, Beazley Plc, Enstar Group, Hanover Insurance Group, Hiscox Ltd., James River Group, ProAssurance, RenaissanceRe, RLI Corp. and Selective Insurance Group. “Specialty Insurance Peers” include: W. R. Berkley, James River Group, Kinsale Capital Group, RLI Corp., American Financial Group, Global Indemnity Group and Markel Corp. Peer data refers to peer median. Announcement of Strategic Review on April 28, 2022.

We approached Argo over a year ago to offer help. We know the insurance industry and its executives and investors well. Yet Argo decided to go it alone, rejecting our input, sure of its path.

But recent results have been no better – undeniably worse, actually – than before we offered to get involved. The fact is that Argo, under the stewardship of directors Bailey and Ramji, has not generated a positive return for shareholders, and the stewardship of this group of directors has been marked by unwavering abject underperformance. It is especially galling to us that Argo claims its recent actions are “driving positive results.”2 The stock is down nearly 30% in the last three months, 41% in the last six months and 59% this year. Where, exactly, are the “positive” results?

As the Board and management team flail about in their protracted attempt to reposition the Company through piecemeal asset sales, shareholders have continued to lose money on their investment, and Argo remains deeply undervalued.3

As long-term insurance industry investors and long-time investors in Argo, we see no signs things will improve or that this Board deserves our confidence.

The Board’s Actions Have Led to Value Destruction

In our view, shareholders have suffered massive losses because Argo’s Board and executive team have a nearly unbroken record of unforced errors in judgment:

•	Leadership Succession Planning: Upon the resignation of the Company’s former CEO, Mark Watson, the Board appointed Kevin Rehnberg as Interim CEO. Mr. Rehnberg’s role was made permanent in February 2020. In our view, Mr. Rehnberg’s tenure was marked by disappointment, with the Company losing more than a third of its value even as Argo’s Specialty Insurance Peers enjoyed a 25% median return over the same time period.[4] Before Mr. Rehnberg departed in June 2022, the Company had reported sizable losses in its U.S. business segment – the same segment that Mr. Rehnberg had led prior to being appointed CEO. The fact that the Board continued to back Mr. Rehnberg despite these challenges indicates, in our view, a worrying reluctance to hold senior management accountable or proactively recruit more appropriate talent.

We are deeply concerned that this Board has repeated the same mistake by appointing Thomas Bradley as CEO to replace Mr. Rehnberg. Like Mr. Rehnberg, Mr. Bradley has no prior experience leading a publicly traded insurance company as Chairman or CEO. We find it particularly troubling that the Board has also allowed Mr. Bradley to retain his role as Chair. In our view, the combined position of Chair and CEO is something that ought to be earned by demonstrating exceptional leadership, not simply given due to a lack of alternative candidates for either position. The fact that the Board has appointed Bernard Bailey Lead Independent Director with no insurance experience does not give us much comfort, and we believe that this Board has ceded far too much authority to Mr. Bradley in its haste to fill a leadership void due to its own poor succession planning.

2 Source: Argo Group Investor Presentation dated September 8, 2022.

3 As of October 21, 2022, Argo trades at approximately 60% of its book value and just 6.0x its projected consensus estimates of 2023 earnings per share, while its specialty insurance peers enjoy an average valuation of 3.2x book value and 17.1x projected 2023 earnings, according to FactSet. “Specialty Insurance Peers” include: W. R. Berkley, James River Group, Kinsale Capital Group, RLI Corp., American Financial Group, Global Indemnity Group and Markel Corp.

4 Source: FactSet. Mr. Rehnberg’s tenure ran from February 20, 2020 to June 23, 2022. See supra at Footnote 1 for a list of the Company’s Specialty Insurance Peers.

•	Human Capital Management: We believe the Board has demonstrated horrible judgment by approving the hiring of Jessica Snyder as President of Argo’s U.S. insurance operations despite her well-documented and consistent performance failures. Other investors appear to share our view; on the first trading day following the announcement of Ms. Snyder’s appointment, Argo’s stock price declined approximately 10%.[5]

Ms. Snyder’s recent professional experience is limited to insurers GuideOne and State Auto, both mutual insurers. These companies reported underwriting losses in each of her seven-plus years of tenure.6

•	Financial Reporting: For the second consecutive year, the Company failed to file its 10-K on a timely basis in 2022. We strongly believe one of the most basic requirements of a public company is that it file its required financial reports on time so that shareholders can make good investment decisions.

•	Business Configuration: Over the past fifteen years, Argo has generated a negligible amount of operating income from its international operations, even as those operations have tied up significant resources and capital. Other non-core businesses, including Argo’s Bermuda-based underwriting operation, appear to be no better off. These businesses have required significant capital and an outsized portion of management’s attention, but they are in areas in which Argo does not appear to have any competitive advantage.

Despite their underperformance and questionable fit within the Company’s portfolio, these businesses remained in the portfolio well past the time they should have been divested. When we approached Argo suggesting it sell these far-flung and non-strategic businesses, Argo resisted mightily, only to later accede to our logic. But Argo continues to hold many of its undifferentiated and mediocre businesses instead of selling them all, or selling the whole company, which we believe would be optimal.

Given the Board and management team’s abysmal track record in exercising business judgment and managing risk, we see no reason to be optimistic about Argo’s prospects as an independent company. We believe it is time for the Board to embrace the perspective that the best way for shareholders to maximize the risk-adjusted value of their investment in Argo is for the Company to be sold.

Change Is Needed

Directors Bailey and Ramji have been in their roles for several years and appear content to remain on the Board even as the Company and strategy they have overseen destroys investor capital. We believe they should be rejected by shareholders, who should instead replace them with new directors, who will bring fresh questions, industry expertise, and an urgency to creating value for shareholders.

In February 2022, we nominated Ronald Bobman and David Michelson, two strong candidates who can help Argo. Rather than embracing this offer of assistance (which should have been attractive, especially in light of Argo’s underperformance), the Company, at the direction of the Board, including directors Bailey and Ramji, responded by delaying its Annual General Meeting by more than six months, playing for time, presumably hoping the incumbent Board would finally find the right formula. Unfortunately, the pattern held and the stock price has dropped more than 40% in that time.

5 Source: FactSet.

6 Source: Statutory insurance and SEC filings.

Our patience, and that of our fellow shareholders, has been exhausted. This Board has had more than enough time to address the Company’s underperformance and has unequivocally failed. As shareholders, we do not see the value in persisting with every member of a Board that, in our view, has not proven itself to be capable of creating value.

Why, as shareholders, should we vote to put back into office every one of the same people who brought us these losses? We believe it simply cannot hurt for Argo’s Board to have two new members, who join not because of incumbency or inertia but because they have skills, perspectives and experience that make their participation in the discussion valuable.

Notably, director Ramji is a technologist, and as the longest-standing member of the Board has overseen the greatest value destruction. And while he surely has come to learn about the life insurance industry during his tenure in a technology role at British life insurer Prudential Plc, he is not an operator, nor does he appear to have experience in property and casualty insurance, let alone expertise in Argo’s business. Director Bailey has even less industry experience. By the Company’s own admission in its proxy statement, Dr. Bailey lacks industry knowledge. His recent experience includes a stint in academia and at an economic think tank, while his background is in anti-counterfeiting technology. In our view, he is ill-suited to be a director on this Board, let alone as Lead Independent Director overseeing a first-time public company CEO.

Our candidates are decidedly different. Ron Bobman is an insurance industry investor, with a track record of many decades of analyzing and successfully investing in insurance companies all over the world. He knows the strategies and operating models that work and those that do not. Dave Michelson is an insurance industry veteran who served as the CEO of publicly traded property and casualty insurer National Interstate for more than eight years after a long career at insurance companies Torchmark and Progressive Companies.

We do not believe that substituting two insurance industry experts – Messrs. Bobman and Michelson – for two incumbent Argo directors who appear to lack such experience – Dr. Bailey and Mr. Ramji – would have any negative impact to the functioning of the Argo Board. Instead, the fresh, informed perspectives are likely to enhance the quality and objectivity of the Board’s deliberations. Critical decisions will have to be made when the Company’s strategic review concludes, and we believe that the Board would be better with the election of our two candidates. If elected, Messrs. Bobman and Michelson will work diligently with Argo’s incumbent directors and executive management team to drive value on behalf of all shareholders.

We urge you to vote the WHITE universal proxy card today FOR the election of our candidates Ron Bobman and Dave Michelson and not for the incumbents Bernard Bailey and Al-Noor Ramji.

Thank you for your support.

Sincerely,

Ronald D. Bobman

President

Capital Returns Management, LLC

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Capital Returns Management, LLC disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.

About Capital Returns

Capital Returns was founded in 2003 and since its inception has been a sector focused fund that invests exclusively in the insurance industry.

Investor and Media Contacts:

Ronald Bobman

Capital Returns Management, LLC

(212) 813-0860

Ron@CapReturns.com

John Ferguson / Joe Mills

Saratoga Proxy Consulting

(212) 257-1311

info@saratogaproxy.com